[GRAPHIC   DEAN HELLER
OMITTED]   Secretary of State
           204 North Carson Street, Suite 1
           Carson City, Nevada 89701-4299
           (775) 684 5708
           Website: secretaryofstate.biz



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|                                                                        |
|      Certificate of Correction                                         |
|  (PURSUANT TO NRS 78,78A, 80, 81, 82, 84, 86, 87, 58, 88A, 89 and 92A) |
|                                                                        |
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                       ABOVE SPACE IS FOR OFFICE USE ONLY
                       ----------------------------------

                            Certificate of Correction
     (Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:
China Industrial Waste Management, Inc. (formerly, Goldtech Mining Corporation)

2.  Description  of the original  document for which  correction  is being made:
Certificate of Designation

3. Filing date of the  original  document  for which  correction  is being made:
November 10, 2005

4.  Description of the inaccuracy or defect.
The second page of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, which contains Sections 1 through 4(A) of such certificate, was inadvertently omitted from the document which was filed.

5. Correction of the inaccuracy or defect.
Page 2 of the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, which page is attached hereto, is hereby filed and shall constitute page 2 thereof.

6. Signature:

                                    Secretary              May 22, 2006
Authorized Signature                  Title*                  Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.
2003
                                         Nevada Secretary of Slate AM Correction
                                                            Revised an. 10103105

NOW, THEREFORE, BE IT RESOLVED:

     1. Designation and Number of Shares. There shall be hereby created and established a series of Preferred Stock designated as "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 64,000. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 9 below.

     2.      Rank.

          (A) The Series A Preferred Stock shall with respect to distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.001 per share (the "Common Stock"), of the Corporation) and (ii) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank parr passu with or senior to the Series A Preferred Stock (the "Junior Stock").

          (B) Notwithstanding anything to the contrary contained in the Articles of Incorporation of the Corporation, the vote of the holders of a majority of the Series A Preferred Stock shall be a prerequisite to the designation or issuance of any shares of Capital Stock ranking senior to the Series A Preferred Stock in the event of a Liquidation.

     3. Dividends. The holders of shares of Series A Preferred Stock shall not be entitled to receive any dividends except in accordance with this Section
3. If the Corporation declares and pays cash dividends or distributions on the Common Stock, then, in that event, the holders of shares of Series A Preferred Stock shall be entitled to share in such dividends or distributions on a pro rata basis, as if their shares had been converted into shares of Common Stock pursuant to Section 7(a) immediately prior to the record date for determining the stockholders of the Corporation eligible to receive such dividends or distributions.

     4.       Liquidation Preference.

          (A) Priority Payment. Upon the occurrence of a Liquidation, the holders of shares of Series A Preferred Stock shall be entitled to be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $10,000 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock, the "Liquidation Preference") plus, as provided in Section 3 above, all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any Junior Stock. If the assets of the Corporation available for distribution to the holders of Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of the Series A Preferred Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.